Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended March 31,
	2009	2008
Interest income	$8,607	8,615
Interest expense	2,728	3,631
Net interest income	5,879	4,984
Provision for loan losses	98	83
Net interest income after provision	5,781	4,901
Non-interest income	2,130	2,063
Non-interest expense	5,917	5,045
Income before income taxes	1,994	1,919
Provision for income taxes	431	475
Net income	$1,563	1,444

Dividends per common share	$0.16	0.16
Basic earnings per common share	$0.22	0.22
Diluted earnings per common share	$0.22	0.22
Average basic shares outstanding	6,687,232	6,687,232
Average diluted shares outstanding	6,687,232	6,687,232

Selected Financial Ratios
Return on average assets	0.92%	0.96%
Return on average equity	8.47%	10.04%
Dividend payout ratio	72.73%	72.73%
Net interest margin (tax equivalent)	3.93%	3.78%

Selected Balance Sheet Items	March 31, 2009	December 31, 2008
Investment securities	$179,600	139,272

Loans	446,205	453,811
Less allowance for loan losses	2,468	2,468
Net loans	443,737	451,343

Total assets	689,462	649,731
Total deposits	590,269	577,622
Short-term borrowings	763	2,206
Long-term debt	20,000	5,000
Total shareholders’ equity	74,884	58,116

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$9.19	8.69
Equity to assets ratio	10.86%	8.94%

Assets Under Management
LCNB Corp. total assets	$689,462	649,731
Trust and investments (fair value)	166,856	174,775
Loans serviced	45,563	37,783
Business cash management	33,182	39,979
Brokerage accounts (fair value)	53,186	53,633
Total assets managed	$988,249	955,901